Exhibit 99.2

FOR IMMEDIATE RELEASE	NR05-40

DYNEGY AND NRG ENERGY TO EXCHANGE OWNERSHIP INTERESTS IN JOINTLY HELD

POWER GENERATION ENTITIES

•	Dynegy to acquire NRG’s 50 percent ownership interest in Rocky Road and sell its 50 percent ownership interest in West Coast Power to NRG
•	Dynegy to receive net cash proceeds of $160 million from NRG
•	Rocky Road transaction increases generating capacity in key region and consolidates Dynegy Midwest interests under 100 percent Dynegy ownership

HOUSTON (Dec. 27, 2005) – Dynegy Inc. (NYSE: DYN) today announced that it has entered into an agreement with NRG Energy, Inc. (NYSE: NRG) through which the companies will each simultaneously purchase the others’ interest in two jointly held entities that own power generation facilities in Illinois and California, respectively.

Under the terms of the purchase and sale agreement for the Illinois interests, Dynegy will acquire NRG’s 50 percent ownership stake in the jointly held entity that owns the Rocky Road power plant, a 330-megawatt natural gas-fired peaking facility near Chicago. Pursuant to the purchase and sale agreement for the California interests, Dynegy will sell its 50 percent stake in WCP (Generation) Holdings LLC, a joint venture between Dynegy and NRG with ownership in power plants totaling approximately 1,800 megawatts in southern California, to NRG. As a result of the two transactions, Dynegy will also receive net cash proceeds of $160 million from NRG, subject to certain purchase price adjustments at closing.

The transactions, which are conditioned upon one another and subject to approval from the Federal Energy Regulatory Commission, are expected to close in the first quarter 2006.

“The Midwest power market is one of our most important regions in terms of earnings and growth potential for our shareholders,” said Bruce A. Williamson, Chairman and Chief Executive Officer of Dynegy Inc. “The acquisition of NRG’s interest in the Rocky Road power plant will place all of our

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DYNEGY AND NRG ENERGY TO EXCHANGE OWNERSHIP INTERESTS IN JOINTLY	NR05-40
HELD POWER GENERATION ENTITIES
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Midwest facilities under 100 percent Dynegy ownership and also increases our net gas-fired generating capacity in the region, which complements our substantial coal capacity and further positions us to serve the Midwest marketplace through reliable sources of energy. In addition, Rocky Road’s capacity is sold under a long-term sales agreement and, as a result, the acquisition should provide near-term improvement to earnings and cash flow.”

Williamson added, “By divesting our interest in West Coast Power, we are monetizing the present value of this investment for our shareholders while emphasizing Dynegy’s operational focus on the Midwest and Northeast.”

The Rocky Road power plant was developed by Dynegy and began commercial operation in June 1999. The company installed a 100-megawatt natural gas combustion turbine in October 1999, increasing the facility’s generating capacity to its current 330 megawatts. Dynegy sold a 50 percent interest in Rocky Road to NRG in January 2000, but retained full commercial and operational management of the facility, which will continue following the closing of the transactions.

Following the closing of the transactions and a 90-day period during which Dynegy will provide NRG with certain transition services for the California assets, NRG will assume full operational and commercial management of Encina (a 965-megawatt generation facility in Carlsbad), El Segundo (a 670-megawatt generation facility in El Segundo) and Cabrillo II (173 megawatts of combustion turbines located in San Diego). The California interests involved in the transactions also include Dynegy’s 50 percent ownership stake in Long Beach, a 530-megawatt facility whose generating capacity has not been included in overall transaction figure of approximately 1,800 megawatts because the asset was retired effective Jan. 1, 2005.

Dynegy Inc. provides electricity to markets and customers throughout the United States. The company’s fleet of power generation facilities consists of baseload, intermediate and peaking power plants fueled by a mix of coal, fuel oil and natural gas. Located in 12 states, the portfolio is well-positioned to capitalize on regional differences in power prices and weather-driven demand.

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HELD POWER GENERATION ENTITIES
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Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the statements concerning the agreed upon purchase and sale transactions, the impact on our financial position and results of operations, and the implication of competitive advantages and growth potential for Dynegy in regions in which we operate. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Some of the key factors that could cause actual results to vary materially from those expressed or implied include: the satisfaction of conditions precedent to the consummation of the agreed upon purchase and sale transactions; the ability to close, and achieve financial objectives associated with, such transactions; the availability, ability to capitalize on, and effects of potential competitive advantages or growth opportunities for Dynegy in regions in which we operate; and Dynegy’s ability to address its substantial leverage on favorable terms. More information about the risks and uncertainties relating to these forward-looking statements is found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2004, its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2005 and its Current Reports, which are available free of charge on the SEC’s web site at http://www.sec.gov. Dynegy expressly disclaims any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date of this release, except as otherwise required by applicable law. DYNC

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